EXHIBIT 99.1

IZEA Reports Record First Quarter 2016 Results

Q1 Bookings up 71% to a Record $7.4 Million; Company Reiterates 2016 Revenue Guidance of $27 Million to $30 Million

ORLANDO, FL (May 11, 2016) - IZEA, Inc. (NASDAQ: IZEA), operators of IZEAx, the premier online marketplace connecting brands and publishers with influential content creators, reported record results for the first quarter ended March 31, 2016.

Q1 2016 Financial Highlights vs. Same Year-ago Quarter

•	Revenue up 32% to $5.5 million, a record for the first quarter.

•	Organic growth of Sponsored Social revenue increased 6% to $2.9 million, and Content revenue increased 82% to $2.5 million.

•	Revenue backlog at the end of the quarter was $9.0 million, including unbilled bookings of $5.6 million and unearned revenue of $3.4 million.

•
Bookings increased 71% to a record $7.4 million. This is the sixth consecutive quarter of record bookings. The increase in bookings included Sponsored Social bookings up 78% to $5.2 million and Content bookings up 57% to $2.2 million.

•	Gross margin increased 200 basis points to 43%. Sponsored Social gross margin was 62%, up from 56% in Q1 2015. Gross margin for Content increased 900 basis points to 19%.

•	New opportunity pipeline, a representation of new client proposals generated within the quarter, increased 79% to $34.7 million.

•	At the end of the quarter, cash and cash equivalents totaled $10.1 million, accounts receivable was $3.0 million and the company had an unused credit line of $5.0 million.

Q1 2016 Operational Highlights

•	Awarded Frost & Sullivan’s 2015 North American Social Media Marketing Customer Value Leadership Award.

•	Began trading on Nasdaq Capital Market in February, and rang the Nasdaq opening bell in March.

•	Established IZEA Canada, Inc, a wholly owned subsidiary based in Toronto, to expand the company’s footprint in the region.

•	Launched world’s first virtual reality influencer network.

•	Grew IZEAx network to 683,000 user connections, reaching 3.9 billion aggregate fans and followers.

Management Commentary

“Q1 marked our 12th consecutive quarter of year-over-year double-digit revenue growth,” said Ted Murphy, IZEA's Chairman and CEO. “Our top-line growth was primarily driven by organic growth of Sponsored Social revenue and our focus on larger opportunities with brands and agencies. In fact, our average deal size grew 68% from Q1 2015 as client budgets continued to increase and we became a more integral part of their marketing efforts. The larger deal sizes extend over longer periods of time, which impacted our near-term revenue recognition and underscores our long-term growth trend. During the quarter, we began reporting revenue backlog to give better visibility into this trend.”

“For the remainder of 2016, we will continue to invest in growing our sales and engineering organizations to support our growth trajectory. In addition, we continue to actively pursue accretive acquisition opportunities that can both grow revenue and increase our penetration in niche markets.”

Q1 2016 Financial Results
Revenue in the first quarter of 2016 increased 32% to $5.5 million compared to $4.1 million in the same year-ago quarter. The increase is primarily due to organic growth of Sponsored Social revenue and growth of Content revenue, and, to a lesser extent, Service Fee revenue.

Gross profit in the first quarter of 2016 increased 40% to $2.4 million compared to $1.7 million in the same year-ago quarter. The increase in gross profit is due to the increase in revenue and improved margins on that revenue.

Operating expenses in the first quarter of 2016 were $4.9 million, compared to $3.4 million in the same year-ago quarter. The increase in operating expenses were primarily due to increased personnel costs and additional overhead. These costs increased as a result of a 33% increase in the average number of the company’s administrative and engineering personnel and a 20% increase in the number of its sales and marketing personnel compared to the first quarter of 2015.

Net loss in the first quarter of 2016 was $2.6 million or $(0.49) per share, as compared to a net loss of $4.3 million or $(1.48) per share in the same year-ago quarter. The improvement in net loss is primarily due to income recognized from the change in fair value of derivatives in the first quarter of 2016 compared to expense in the same year-ago quarter.

Adjusted EBITDA (a non-GAAP metric defined below) in the first quarter of 2016 was negative $2.0 million compared to negative $1.4 million in the same year-ago quarter. The change in adjusted EBITDA was primarily due to the reduction in net loss. Adjusted EBITDA as a percentage of revenue in the first quarter of 2016 was negative 37% as compared to negative 34% in the same year-ago quarter.

Cash and cash equivalents at March 31, 2016 totaled $10.1 million compared to $11.6 million at December 31, 2015.

Business Outlook
IZEA expects 2016 organic bookings to range between $33 million to $35 million, which would represent growth of 35% to 43% versus 2015. The company expects 2016 revenue to range between $27 million to $30 million, which would represent growth of 61% to 71%.

Conference Call
IZEA will hold a conference call to discuss its first quarter results today at 5:00 p.m. Eastern time. Management will host the presentation, followed by a question and answer period.

Date: Wednesday, May 11, 2016
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Dial-in number: 1-201-689-8471
Webcast: http://public.viavid.com/index.php?id=119470

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through May 18, 2016.

Replay number: 1-858-384-5517
Replay ID: 13636477

About IZEA
IZEA operates IZEAx, the premier online marketplace that connects brands with influential content creators. IZEA creators range from leading bloggers and social media personalities to A-list celebrities and professional journalists. Creators are compensated for developing and distributing unique content on behalf of brands including long form text, videos, photos and status updates. Brands receive influential consumer content and engaging, shareable stories that drive awareness. For more information about IZEA, visit http://corp.izea.com.

Financial Methodology & Related Disclosures
"EBITDA" is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. EBITDA is commonly defined as "earnings before interest, taxes, depreciation and amortization." We believe that EBITDA provides useful information to investors as it excludes transactions not related to the core cash operating business activities including non-cash transactions.

We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. All companies do not calculate EBITDA in the same manner, and EBITDA as presented by IZEA may not be comparable to EBITDA presented by other companies. IZEA defines EBITDA as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock related compensation, gain or loss on asset disposals or impairment and all other income and expense items such as loss on exchanges and changes in fair value of derivatives, if applicable.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are forward-looking include the company's estimated levels of bookings, revenues, gross profit margin, expenditures and net operating loss for the 2016 fiscal year. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the content and social sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this respect will in fact occur. Please read the full statement and disclosures here: http://corp.izea.com/safe-harbor-statement.

Investor Relations for IZEA:
Ronald A. Both
Liolios Investor Relations
(949) 574-3860
izea@liolios.com

Media Relations for IZEA:
Brent Diggins
Allison+Partners
(623) 201-5554
izea@allisonpr.com

IZEA, Inc.
Consolidated Balance Sheets

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Current:
Cash and cash equivalents	$10,064,454	$11,608,452
Accounts receivable, net of allowance for doubtful accounts of $190,000 and $139,000	2,976,322	3,917,925
Prepaid expenses	530,485	193,455
Other current assets	40,028	16,853
Total current assets	13,611,289	15,736,685

Property and equipment, net of accumulated depreciation of $506,566 and $445,971	582,173	596,008
Goodwill	2,468,289	2,468,289
Intangible assets, net of accumulated amortization of $926,101 and $730,278	1,610,368	1,806,191
Software development costs, net of accumulated amortization of $247,393 and $207,514	856,974	813,932
Security deposits	116,149	117,946
Total assets	$19,245,242	$21,539,051

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,055,800	$995,275
Accrued expenses	1,118,667	908,519
Unearned revenue	3,378,237	3,584,527
Current portion of deferred rent	28,451	14,662
Current portion of capital lease obligations	—	7,291
Current portion of acquisition costs payable	900,492	844,931
Total current liabilities	6,481,647	6,355,205

Deferred rent, less current portion	85,534	102,665
Acquisition costs payable, less current portion	—	889,080
Warrant liability	2,208	5,060
Total liabilities	6,569,389	7,352,010

Stockholders’ equity:
Common stock, $.0001 par value; 200,000,000 shares authorized; 5,341,404 and 5,222,951, respectively, issued and outstanding	534	522
Additional paid-in capital	49,517,460	48,436,040
Accumulated deficit	(36,842,141)	(34,249,521)
Total stockholders’ equity	12,675,853	14,187,041

Total liabilities and stockholders’ equity	$19,245,242	$21,539,051
IZEA, Inc.
Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,
	2016	2015

Revenue	$5,465,950	$4,135,494
Cost of sales	3,101,369	2,441,491
Gross profit	2,364,581	1,694,003

Operating expenses:
General and administrative	2,580,001	1,860,514
Sales and marketing	2,359,663	1,581,487
Total operating expenses	4,939,664	3,442,001

Loss from operations	(2,575,083)	(1,747,998)

Other income (expense):
Interest expense	(21,339)	(18,770)
Change in fair value of derivatives, net	2,852	(2,505,951)
Other income, net	950	1,807
Total other income (expense)	(17,537)	(2,522,914)

Net loss	$(2,592,620)	$(4,270,912)

Weighted average common shares outstanding – basic and diluted	5,300,520	2,884,883
Basic and diluted loss per common share	$(0.49)	$(1.48)

IZEA, Inc.
Unaudited Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(2,592,620)	$(4,270,912)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	60,595	47,019
Amortization of software development costs and other intangible assets	235,702	127,277
Provision for losses on accounts receivable	51,000	—
Stock-based compensation	204,972	142,331
Value of stock and warrants issued or to be issued for payment of services	31,250	35,050
Change in fair value of derivatives, net	(2,852)	2,505,951
Changes in operating assets and liabilities, net of effects of business acquired:
Accounts receivable	890,603	34,698
Prepaid expenses and other current assets	(360,205)	(23,845)
Accounts payable	60,525	4,949
Accrued expenses	225,461	50,363
Unearned revenue	(206,290)	(181,541)
Deferred rent	(3,342)	548
Net cash used for operating activities	(1,405,201)	(1,528,112)

Cash flows from investing activities:
Purchase of equipment	(46,760)	(28,985)
Increase in software development costs	(82,921)	—
Acquisition, net of cash acquired	—	(995,286)
Security deposits	1,797	—
Net cash used for investing activities	(127,884)	(1,024,271)

Cash flows from financing activities:
Proceeds from exercise of options & warrants	—	5,264
Stock issuance costs	(3,622)	—
Payments on capital lease obligations	(7,291)	(14,592)
Net cash used for financing activities	(10,913)	(9,328)

Net decrease in cash and cash equivalents	(1,543,998)	(2,561,711)
Cash and cash equivalents, beginning of period	11,608,452	6,521,930

Cash and cash equivalents, end of period	$10,064,454	$3,960,219

Supplemental cash flow information:
Cash paid during the year for interest	$230	$2,362

Non-cash financing and investing activities:
Fair value of warrants issued	$—	$7,700
Acquisition costs payable for assets acquired	$—	$4,192,639
Acquisition costs paid through issuance of common stock	$848,832	$—

IZEA, Inc.
Reconciliation of GAAP to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
Net loss	$(2,592,620)	$(4,270,912)
Non-cash stock-based compensation	204,972	142,331
Non-cash stock issued for payment of services	31,250	35,050
Change in the fair value of derivatives	(2,852)	2,505,951
Interest expense	21,339	18,770
Depreciation and amortization	296,297	174,296
Adjusted EBITDA	$(2,041,614)	$(1,394,514)

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